Exhibit 99.1

NEWS RELEASE

Golden Queen Announces Financial Results

for the Year Ending December 31, 2015

VANCOUVER, BRITISH COLUMBIA – March 30, 2016 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to announce its financial results for the year ended December 31, 2015 at its 50%-owned Soledad Mountain gold-silver project (the “Project”) located south of Mojave, California. The financial results were filed today on Form 10-K with the United States Securities and Exchange Commission. All amounts are in U.S. dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Project, unless otherwise stated.

2015 Financial Highlights

The Company recorded an attributable net and comprehensive loss of $5.5 million ($0.05 loss per basic share) during the year ended December 31, 2015 as compared to an attributable net and comprehensive loss of $8.5 million ($0.09 loss per basic share) during the year ended December 31, 2014. The difference between 2015 and 2014 is mainly due to a significant decrease in the derivative liability and reduced transaction and financing fees in 2015 when compared to 2014. These were partially offset by greater interest expenses in 2015.

The Company had, on a consolidated basis, $169.4 million in assets, including $37.6 million in cash, and a working capital deficit of $7.7 million as at December 31, 2015, compared with $129.5 million in assets, including $91.4 million in cash, and a working capital balance of $65.1 million as at December 31, 2014.

The Company incurred capitalized development costs of $69.0 million in 2015, compared to $21.6 million in 2014.

The results for the year ended on December 31, 2015 are summarized in the table below.

Financial position as at:	Year Ended December 31, 2015	Year Ended December 31, 2014
Select Items - On a consolidated basis *	$	$
Cash	37,587,311	91,407,644
Property, plant, equipment and mineral interests	128,562,572	37,389,601
Total assets	169,444,179	129,517,335
Working capital / (deficit)	(7,743,109)	65,110,327
Current liabilities	47,722,334	26,464,078
Long term liabilities **	27,330,560	14,236,435
Redeemable portion of non-controlling interest – Temporary equity	27,123,741	22,833,645
Non-controlling interest – Shareholders’ equity	40,685,611	34,250,468
Shareholders’ equity attributable to Golden Queen **	26,581,933	31,732,709
Shareholders’ equity **	67,267,544	65,983,177

Results for the year ended on:	December 31, 2015	December 31, 2014
Item	$	$
Net income (loss) and comprehensive income (loss) attributable to the Company	(5,461,205)	(8,469,204)
Basic income (loss) per share attributable to the Company	(0.05)	(0.09)
Diluted income (loss) per share attributable to the Company	(0.05)	(0.09)

*These consolidated results include the accounts of Golden Queen, Golden Queen Mining Holdings Inc. and GQM LLC. GQM LLC meets the definition of a Variable Interest Entity. Golden Queen has determined that it is the member of the related party group that is most closely associated with, and consequently is the primary beneficiary of, GQM LLC . As a result, Golden Queen’s financial results are presented on a consolidated basis with those of GQM LLC. Golden Queen’s economic interest in GQM LLC is 50%.

** See note below explaining the restatement of the 2014 financial results

The Company is currently ramping up at Soledad Mountain and has not yet reached commercial production. It is anticipated that commercial production will be achieved in 2016.

Restatement of 2014 Financial Statements

In preparing the deferred tax calculations for 2015 the Company found an accounting error in the calculation of the deferred income taxes for the year ended December 31, 2014. The accounting error related to the recognition of a deferred tax liability resulting from the dilution gain realized through the Joint Venture transaction in the third quarter of 2014. The impact of the error on the financial statements for each of the year ended December 31, 2014, the third quarter of 2014, and the first three quarters of 2015 is as follows:

•	Recognition of a deferred tax liability as a long-term liability in the amount of $12,922,000 as a new line item; and
•	Decrease in the additional paid-in capital of $12,922,000.

The above impact is the same for the year ended December 31, 2014, third quarter of 2014, and the first three quarters of 2015.

The foregoing changes had no impact on the consolidated statements of cash flows or the consolidated statements of income/(loss) and comprehensive income/(loss). This deferred tax liability does not represent cash taxes payable as at December 31, 2015. The recognition of this deferred tax liability has no impact on the Company’s tax basis in its subsidiaries, the availability of state or national operating loss carryforwards, or any other factors that will impact the Company’s cash taxes in future years.

The Company included in its 2015 annual report on Form 10-K restated, audited consolidated financial statements for the year ended December 31, 2014, including the restated consolidated balance sheet and statement of shareholders equity as of December 31, 2014 and the consolidated statements of income/(loss) and comprehensive income/(loss), non-controlling interest and redeemable portion of non-controlling interest, and consolidated statements of cash flows for the period ended December 31, 2014.

Golden Queen’s Annual Report on Form 10-K for the year ended December 31, 2015 is available on the Company’s website at www.goldenqueen.com, and will be available on SEDAR at www.sedar.com, and EDGAR at www.sec.gov.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in this news release includes certain "forward-looking statements". All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to activities on the Project including expectations related to proceeding with full gold production, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: accidents, equipment breakdowns; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, or operational factors; that current early production stage results, including flow rates and ore quality, are indicative of results over time; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2015. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.